Exhibit 10.1
AGREEMENT
MAY 24, 2006
     THIS AGREEMENT (this “Agreement”) is made and entered into as of May 24, 2006 (the “Effective Date”), by and between HealthMarkets, Inc. (formerly UICI), a Delaware corporation (“HealthMarkets” or the “Company”) and Glenn W. Reed (the “Executive”).
     WHEREAS, as of the date hereof, the Executive serves as the Executive Vice President and General Counsel of the Company;
     WHEREAS, the Executive is knowledgeable and experienced in certain aspects of the Company’s business and the Company believes that it benefits from the application of the Executive’s particular and unique skill, experience and background to the management and operation of the Company, and that the Executive has made and will continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
     WHEREAS, the Executive has performed and continues to perform services for the Company as an employee;
     WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company;
     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of Executive’s employment with, resignation from and consulting to the Company; and
     WHEREAS, certain terms used herein are defined in Section 26.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:
     1. Employment.
          (a) Effective as of the Effective Date, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company upon the terms and conditions set forth herein.
          (b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Professional Conduct, confidential information and avoidance of conflicts; provided, however, that where the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the provisions of this Agreement shall control.

     2. Term.
          (a) The Company will continue to employ the Executive pursuant to the terms of this Agreement for a period (the “Employment Term”) commencing as of the Effective Date and ending on June 30, 2006 (the “Termination Date”); provided, however, that the Company and the Executive may agree in writing to extend the Employment Term for an additional period of time as may be mutually agreed upon by the parties, in which case, the Termination Date shall be the date such extended Employment Term ends. Notwithstanding the foregoing, this Agreement may be terminated early by the Executive upon thirty (30) days’ written notice to the Company.
          (b) For a period commencing on the Termination Date and ending on December 31, 2006 (the “Consulting Term”), the Executive shall be available twenty (20) hours per month upon request of the Company to provide consulting services to the Company            Consulting services provided by the Executive during the Consulting Term in excess of twenty (20) hours per month shall be invoiced by the Executive to the Company for payment to the Executive at an hourly rate of $200.00 per hour. The Company will reimburse the Executive for all reasonable travel, lodging, telephone and similar expenses incurred in connection with the provision of the consulting services contemplated hereby on substantially the same basis as applies to senior executives of the Company.
     3. Position and Duties of the Executive.
          (a) During the Employment Term, the Executive shall continue to serve as the Executive Vice President and General Counsel of the Company with the same duties and reporting responsibilities as the Executive holds immediately prior to the Effective Date.
          (b) Throughout the Employment Term and provided that such activities do not contravene the provisions of Section 3(a) or Sections 12 and 13 hereof and provided further that the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and serve as a member of the governing board of any such organization or of up to three (3) private or public for profit companies, subject in each case to the prior approval of the CEO. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.
     4. Compensation. During the Employment Term, the Company shall pay to the Executive an annualized base salary of not less than $400,000 per annum (the “Base Salary”) payable at the times and in the manner consistent with the Company’s general policies regarding compensation of executive employees. Such Base Salary shall include any salary reduction contributions to (i) any Company-sponsored plan that includes a cash-or-deferred arrangement under Section 401(k) of the Code, (ii) any other plan of deferred compensation sponsored by the Company, or (iii) any Company-sponsored welfare plans and programs.
     5. Employee Benefits. In addition to the compensation described in Section 4, the Executive will be eligible to participate in the Company’s employee benefit plans and will be entitled to receive perquisites, on terms and conditions no less favorable to the Executive than those in effect for the Executive immediately prior to the Effective Date, including without limitation the eligibility rules, (i) participation for the Executive and his eligible dependents in the Company-sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company, and (ii) such benefits and perquisites as may be made available to similarly situated executives of the Company as a group, including, without limitation, cash incentive programs, vacations, and retirement, deferred compensation and welfare plans and financial and tax planning services.
     6. Expenses. The Company shall also pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the expense policy of the Company applicable to members of senior management of the Company.
     7. Vacation. During the Employment Term, the Executive shall be entitled to a number of days of vacation (determined ratably on an annual basis) in accordance with the Company’s policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally.
     8. Place of Performance. In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company located in North Richland Hills, Texas, except for travel reasonably required for Company business.
     9. Resignation from All Positions. Upon the termination of the Executive’s employment on the Termination Date, the Executive shall immediately resign from all positions, offices, committees and/or directorships that he holds with the Company, its Subsidiaries and any of their respective affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, all elected officer and boards of directors’ positions (and committees thereof) immediately prior to the Termination Date and as listed in Exhibit C attached hereto. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     10. Termination Upon the Termination Date. Upon the termination of the Executive’s employment on the Termination Date, subject to the Executive delivering to the Company a release, substantially in the form attached hereto as Exhibit A, with all periods for revocation expired and subject to Section 15, during the Payment Period, the Company shall be obligated to pay to the Executive such payments and make available the benefits set forth in this Section 10.
          (a) Salary Continuation. The Executive will be entitled to receive the sum of $1,600,008 in 24 monthly installments of $66,667, (the “Termination Payments”). Termination Payments shall be paid to the Executive on the last day of each month for the duration of the Payment Period. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s beneficiary named for purposes of the Company’s 401(k) and Savings Plan, or, if none, then to the Executive’s estate, in the form of a lump sum cash payment equal to the amount of the remaining Termination

Payments not later than the tenth (10th) business day following the Executive’s death, without reduction for the time value of money.
          (b) Benefit Continuation. In addition to other payments to be made to the Executive hereunder, the Company shall continue to pay the Company paid portion of the premium for continued participation in the medical, prescription drug, vision, dental and life insurance coverage, for the number of insureds and at the level of benefits that the Executive has currently elected to receive, for the duration of the Payment Period. Participation for the Executive and his eligible dependents in the Company-sponsored employee benefit plans (outlined above), shall be those plans currently in place or thereafter generally available to employees of the Company. The Executive shall be responsible for the payments of the employee paid portion of the insurance premiums (outlined above), for the duration of the Payment Period.
          (c) COBRA Eligibility. The Executive shall be eligible to apply for COBRA, based on the terms and conditions of COBRA eligibility, at the conclusion of the Payment Period.
          (d) Office Equipment. The Company agrees that the Executive will have the opportunity to purchase the Company’s laptop computer and peripheral devices provided for his use during his Employment Term from the Company at the Company’s unamortized cost.
          (e) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.
     11. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 11 and Exhibit B) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); except that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (1) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (2) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The obligations set forth in this Section 11 will be subject to the procedural provisions described in Exhibit B.
     12. Confidentiality.
          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the Employment Term and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.
          (b) Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.
          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.
          (d) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 12 that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this

Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.
     13. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Effective Date and for a period ending two (2) years after the Termination Date, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
          (a) engage in any activity that can be reasonably expected to result in a competitive harm to the Company or any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) in any region of the United States in which such business is being conducted; or
          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive’s termination of employment or solicit, aid or induce any such person to leave his or his employment with any member of the Company Group to accept employment with any other person or entity.
Executive’s ownership of less than five percent (5%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 13.
     14. Legal Fees. The Company will pay or reimburse the Executive, as incurred, all legal fees and costs incurred by the Executive in enforcing his rights under the Agreement, if the Executive’s position substantially prevails.
     15. Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).
     16. No Prior Agreement. Each party to this Agreement acknowledges that, as of the Effective Date, no prior valid or binding representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof.
     17. Withholding of Taxes. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this

Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
     18. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 18(a) and 18(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 18(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     19. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     20. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

     21. Indemnification. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. The Executive’s rights under this Section 21 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.
     22. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
     23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 9, 10, 11, 12, 13 and 20 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.
     24. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.
     25. Company Acknowledgment. The Company acknowledges by entering into this Agreement that it has obtained all corporate and other approvals necessary to enter into and fully perform its obligations hereunder.

     26. Defined Terms.
          (a) “Agreement” has the meaning specified in the introductory paragraph of this Agreement.
          (b) “Base Salary” has the meaning specified in Section 4.
          (c) “Board” means the Board of Directors of the Company.
          (d) “CEO” means the Chief Executive Officer of the Company.
          (e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Committee” means the Executive Compensation Committee of the Board.
          (h) “Company” has the meaning specified in the introductory paragraph of this Agreement.
          (i) “Company Group” has the meaning specified in Section 13(a).
          (j) “Confidential Information” has the meaning specified in Section 12.
          (k) “Consulting Term” has the meaning specified in Section 2(b).
          (l) “Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
          (m) “Employment Term” has the meaning specified in Section 2(a).
          (n) “401(k) Plan” means the Company’s 401(k) and Savings Plan.
          (o) “Excise Tax” has the meaning specified in Section 11.
          (p) “Executive” has the meaning specified in the introductory paragraph of this Agreement.
          (q) “Gross-Up Payment” has the meaning specified in Section 11.
          (r) “Guidance” has the meaning specified in Section 15.
          (s) “HealthMarkets” has the meaning specified in the introductory paragraph of this Agreement.
          (t) “HealthMarkets Affiliates” has the meaning specified in paragraph 1 of Exhibit A.

          (u) “ISO” has the meaning specified in Section 11.
          (v) “National Firm” has the meaning specified in Section 10(a).
          (w) “Payment” has the meaning specified in paragraph 1 of Exhibit B.
          (x) “Payment Period” means the two-year period following the Executive’s Termination Date.
          (y) “Release” has the meaning specified in the introductory paragraph of Exhibit A.
          (z) “Revocation Date” has meaning specified in paragraph 3 of Exhibit A.
          (aa) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.
          (bb) “Termination Date” has the meaning specified in Section 2(a).
          (cc) “Termination Payments” has the meaning specified in Section 10(a).
          (dd) “Underpayment” has the meaning specified in paragraph 1 of Exhibit B.
     27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

/s/ Glenn W. Reed
Glenn W. Reed

HealthMarkets, Inc.
By:	/s/ William J. Gedwed
William J. Gedwed
President and CEO

Exhibit A
Form of Release
          In consideration of the payments and promises contained in your Agreement with the Company dated May ___, 2006, and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with HealthMarkets or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the HealthMarkets Affiliates (as defined below) up to the date of execution of this release (the “Release”), you hereby:
     1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release HealthMarkets and any other entity controlled by, controlling or under common control with HealthMarkets, and their predecessors and successors and directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “HealthMarkets Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with HealthMarkets or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, [state-specific employee-employer laws] and any claim under any other statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release; and
     2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the HealthMarkets Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs

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(including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder shall be deemed to affect, impair or diminish in any respect (i) any vested rights as of the date of termination or entitlement you may have under the 401(k) Plan; (ii) any other vested rights as of the date of termination you may have under any employee plan or program in which you have participated in your capacity as an employee of the Company or any other HealthMarkets Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights under this Release; including but not limited to your right to bring a claim for breach of this Release; (v) any rights you may have under Section 21 (Indemnification) of the Agreement and that certain Indemnification Agreement, dated as of ___, ___between you and HealthMarkets (which Indemnification Agreement HealthMarkets, by its signature hereto, confirms shall remain            in full force and effect in accordance with the terms thereof); (vi) any rights to indemnification that you have or may have under the terms of the HealthMarkets Amended and Restated Bylaws; or (vii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.;
     3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
     4. agree to make yourself reasonably available to HealthMarkets following the date of your termination to assist the HealthMarkets Affiliates, as may be requested by HealthMarkets at mutually convenient times and places, with respect to the business of HealthMarkets and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with HealthMarkets; and
     5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the HealthMarkets Affiliates or any of their respective officers, directors, employees, affiliates, Subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law.

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Exhibit B
EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS
     1. Subject to the provisions of Paragraph 5, all determinations required to be made under Section 11 of the Agreement and Exhibit B, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the “National Firm”) selected by the Executive in the Executive’s sole discretion. The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.
     2. The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.
     3. The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five (5) business days pay to the Company the amount of such reduction.
     4. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefore and reasonable evidence of Executive’s payment thereof.
     5. The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:
          (a) provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;
          (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
          (c) cooperate with the Company in good faith in order effectively to contest such claim; and
          (d) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     6. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 11 and this Exhibit B.

Exhibit C
CORPORATE OFFICERSHIPS AND DIRECTORSHIPS
GLENN W. REED

CORPORATION	POSITION

HealthMarkets, Inc.	Executive Vice President and General Counsel

The Chesapeake Life Insurance Company	Director, Vice President

The MEGA Life and Health Insurance Company	Director, Vice President

Mid-West National Life Insurance Company of Tennessee	Director, Vice President

Fidelity First Insurance Company	Director, Vice President

AMLI Realty Co.	Director, Vice President and Treasurer

Performance Driven Awards, Inc.	Director, Vice President

Success Driven Awards, Inc.	Director

UICI Funding Corp. 2	Director, President

UICI Acquisition Co.	Director, President

CFLD-I, Inc.	Director, President

HealthMarket Administrative Services Inc.	Director, President

C-1